Exhibit 99.1

Evine Live Inc. Reports Third Quarter 2017 Results

Revenue and Gross Margin Improvements Help Drive

71% Improvement in Net Income and 67% Improvement in EPS

MINNEAPOLIS, MN – November 21, 2017 – Evine Live Inc. (“Evine”) (NASDAQ: EVLV) today announced results for the third quarter ended October 28, 2017. The Company posted quarterly net sales of $150 million, which is less than a 1% decrease year-over-year. Management estimates net sales would have increased 1.0% when excluding the estimated $3 million negative sales impact from Hurricanes Harvey and Irma during the quarter. The Company posted a net loss of $1.1 million, a 71% improvement year-over-year, EPS of ($0.02), a 67% improvement year-over-year, and an Adjusted EBITDA of $3.8 million, a 49% improvement year-over-year.

“I am very proud of our Q3 operating results,” said CEO Bob Rosenblatt. “As our stakeholders know, this is the very beginning of what we call year two, the phase in our strategic plan that is focused on delivering revenue and free cash flow growth. In year one, we fixed our merchandising mix and significantly improved our balance sheet and profitability. This coming year our plan is to begin scaling our enterprise. In addition, boosted by our recent sale of our Boston television station, we are positioned to deliver positive EPS for the fiscal year, which would be the first time we have accomplished this since fiscal 2007.”

Rosenblatt continued, “We believe our strategy of a thoughtful transition over time into an interactive digital commerce company will drive sustainable revenue growth, EPS growth and multiple expansion growth that will combine to drive significant shareholder value. Specifically, longer term we seek to build and operate multi-platform digital commerce experiences using proprietary technologies that monetize multiple business models.”

Fiscal Year 2017 Third Quarter Highlights

•	Net sales were $150 million, a 0.9% decrease year-over-year.
•	Gross profit as a percentage of sales increased 150 basis points to 38.1% year-over-year.
•	Net loss was $1.1 million, a 71% improvement year-over-year.
•	Adjusted EBITDA was $3.8 million, a 49% increase year-over-year.
•	EPS was ($0.02), a 67% improvement year-over-year.

SUMMARY RESULTS AND KEY OPERATING METRICS

($ Millions, except average selling price and EPS)

	Q3 2017 10/28/2017	Q3 2016 10/29/2016	Change		YTD 2017 10/28/2017	YTD 2016 10/29/2016	Change

Net Sales	$150.2	$151.6	(0.9%)		$455.5	$475.7	(4.2%)

Gross Margin %	38.1%	36.6%	150	bps	37.3%	37.1%	20	bps

Adjusted EBITDA	$3.8	$2.5	49%		$10.3	$9.8	6%

Net Loss	$(1.1)	$(3.9)	71%		$(6.3)	$(10.8)	42%

EPS	$(0.02)	$(0.06)	67%		$(0.10)	$(0.19)	47%

Net Shipped Units (000s)	2,342	2,253	4%		7,345	7,131	3%
Average Selling Price (ASP)	$58	$60	(3%)		$55	$59	(7%)
Return Rate %	19.1%	20.5%	(140	bps)	19.0%	19.8%	(80	bps)
Digital Net Sales %	51.5%	49.0%	250	bps	50.8%	48.6%	220	bps
Total Customers - 12 Month Rolling (000s)	1,350	1,429	(6%)		N/A	N/A	N/A

% of Net Merchandise Sales by Category
Jewelry & Watches	39%	42%			40%	42%
Home & Consumer Electronics	26%	25%			24%	23%
Beauty	15%	14%			15%	15%
Fashion & Accessories	20%	19%			21%	20%
Total	100%	100%			100%	100%

Third Quarter 2017 Results

•	The top performing category in the quarter was Beauty, which grew 10% year-over-year. Fashion, Home, and Consumer Electronics also increased year-over-year.
•	Return rate for the quarter was 19.1%; an improvement of 140 basis points year-over-year.
•	Gross profit as a percentage of sales increased 150 basis points to 38.1% year-over-year, driven primarily by improved rates. Gross profit dollars increased 3% to $57.3 million year-over-year.
•	Operating expense remained flat at $58 million year-over-year.
•	Net loss was $1.1 million, a 71% improvement year-over-year, and EPS was ($0.02), a 67% improvement year-over-year. Adjusted EBITDA increased 49% to $3.8 million. These results were primarily driven by a 3% increase in gross profit dollars.

Liquidity and Capital Resources

As of October 28, 2017, total cash was $23 million, compared to $22 million at the end of the second quarter. The Company also had an additional $13 million of unused availability on its revolving credit facility with PNC Bank, which gives the Company total liquidity of approximately $36 million as of the end of the third quarter.

Sale of Boston Station

As previously announced on August 28, 2017, the Company agreed to sell its television station, WWDP, serving the Boston market, for an aggregate of $13.5 million. The transaction includes two agreements with unrelated parties. The first agreement closed in the third quarter and resulted in the initial receipt of a $2.5 million cash payment. The cash received was used to pay down an equal amount of our loan with GACP. The transaction resulted in an $833 thousand net tax benefit related to the reversal of a deferred tax liability that was partially offset by a $221 thousand loss related to the early debt extinguishment. The second agreement is expected to close in the fourth quarter of fiscal 2017 following satisfaction of customary closing conditions, including FCC approval. The financial impact of this transaction, including the complete paydown of the remaining $3.6 million loan with GACP, is expected to include a $3.0 million positive impact to net income in the fourth quarter.

Fourth Quarter and Full Year 2017 Outlook

The following details relate to our expected performance for the fourth quarter and full-year of fiscal 2017, which include a 53rd week in fiscal 2017:

We continue to expect fourth quarter revenue growth in the mid to high single digits.

We continue to expect full year adjusted EBITDA to be $18 to $22 million, which would be growth of 11% to 36% year over year, and we now expect full year EPS to be $0.00 to $0.04. These results include the impact of the expected close of our Boston Television Station sale in the fourth quarter.

Conference Call

A conference call and webcast to discuss the Company's third quarter earnings will be held at 8:30 a.m. Eastern Time on Tuesday, November 21, 2017:

WEBCASTLINK:	https://event.on24.com/wcc/r/1472316/2D4FA277E38225472215B7CA47A90492

TELEPHONE:	1-877-407-9039 (domestic) or 1-201-689-8470 (international)

Please visit www.evine.com/ir for more investor information and to review an updated investor deck.

About Evine Live Inc.

Evine Live Inc. (NASDAQ:EVLV) operates Evine, a multiplatform interactive digital commerce company that offers a mix of proprietary, exclusive and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. Evine reaches more than 87 million cable and satellite television homes with entertaining content in a comprehensive digital shopping experience 24 hours a day.

Please visit www.evine.com/ir for more investor information.

Contacts

Media:
Dawn Zaremba
press@evine.com
(952) 943-6043

Investors:
Michael Porter
mporter@evine.com
(952) 943-6517

EVINE Live Inc.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

	October 28,	January 28,
	2017	2017
	(Unaudited)
ASSETS
Current assets:
Cash	$23,334	$32,647
Restricted cash and investments	450	450
Accounts receivable, net	84,245	99,062
Inventories	77,068	70,192
Prepaid expenses and other	5,253	5,510
Total current assets	190,350	207,861
Property and equipment, net	53,135	52,715
FCC broadcasting license	9,500	12,000
Other assets	2,188	2,204
Total Assets	$255,173	$274,780

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$63,527	$65,796
Accrued liabilities	33,249	37,858
Current portion of long term credit facilities	3,440	3,242
Deferred revenue	35	85
Total current liabilities	100,251	106,981

Other long term liabilities	327	428
Deferred tax liability	3,256	3,522
Long term credit facilities	74,630	82,146
Total liabilities	178,464	193,077

Commitments and contingencies

Shareholders' equity:
Preferred stock, $.01 par value, 400,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $.01 par value, 99,600,000 shares authorized; 65,261,231 and 65,192,314 shares issued and outstanding	653	652

Additional paid-in capital	438,257	436,962

Accumulated deficit	(362,201)	(355,911)
Total shareholders' equity	76,709	81,703
Total Liabilities and Shareholders' Equity	$255,173	$274,780

 EVINE Live Inc.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(In thousands, except share and per share data)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net sales	$150,212	$151,636	$455,504	$475,695
Cost of sales	92,918	96,205	285,444	298,988
Gross profit	57,294	55,431	170,060	176,707
Margin %	38.1%	36.6%	37.3%	37.1%
Operating expense:
Distribution and selling	48,501	49,161	145,918	154,191
General and administrative	6,779	5,690	18,786	17,337
Depreciation and amortization	1,475	1,941	4,791	6,025
Executive and management transition costs	893	568	1,971	4,411
Distribution facility consolidation and technology upgrade costs	-	150	-	530
Total operating expense	57,648	57,510	171,466	182,494
Operating loss	(354)	(2,079)	(1,406)	(5,787)

Other income (expense):
Interest income	6	3	10	7
Interest expense	(1,158)	(1,586)	(3,966)	(4,397)
Loss on debt extinguishment	(221)	-	(1,134)	-
Total other expense	(1,373)	(1,583)	(5,090)	(4,390)

Loss before income taxes	(1,727)	(3,662)	(6,496)	(10,177)

Income tax provision	624	(205)	206	(615)

Net loss	$(1,103)	$(3,867)	$(6,290)	$(10,792)

Net loss per common share	$(0.02)	$(0.06)	$(0.10)	$(0.19)

Net loss per common share
---assuming dilution	$(0.02)	$(0.06)	$(0.10)	$(0.19)

Weighted average number of common shares outstanding:
Basic	65,191,367	60,513,215	63,400,368	58,317,681
Diluted	65,191,367	60,513,215	63,400,368	58,317,681

EVINE Live Inc.

AND SUBSIDIARIES

Reconciliation of Net Loss to Adjusted EBITDA:

(Unaudited)

(In thousands)

	For the Three-Month Periods Ended		For the Nine-Month Periods Ended
	October 28,	October 29,	October 28,	October 29,
	2017	2016	2017	2016
Net loss	$(1,103)	$(3,867)	$(6,290)	$(10,792)
Adjustments:
Depreciation and amortization	2,451	3,093	7,710	9,204
Interest income	(6)	(3)	(10)	(7)
Interest expense	1,158	1,586	3,966	4,397
Income taxes	(624)	205	(206)	615
EBITDA (as defined)	$1,876	$1,014	$5,170	$3,417

A reconciliation of EBITDA to Adjusted EBITDA is as follows:
EBITDA (as defined)	$1,876	$1,014	$5,170	$3,417
Adjustments:
Executive and management transition costs	893	568	1,971	4,411
Loss on debt extinguishment	221	-	1,134	-
Distribution facility consolidation and technology upgrade costs	-	150	-	530
Non-cash share-based compensation expense	790	797	2,057	1,432
Adjusted EBITDA	$3,780	$2,529	$10,332	$9,790

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); executive and management transition costs; loss on debt extinguishment; distribution facility consolidation and technology upgrade costs and non-cash share-based compensation expense. The Company has included the term “Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analyst's coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company’s management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles (“GAAP”) and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of the comparable GAAP measure, net income (loss) to Adjusted EBITDA in this release.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance regarding anticipated future operating results, the Company’s focus for the remainder of the fiscal year and the Company’s beliefs regarding the future of retailing. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees or estimated cost savings from contract renegotiations; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary and exclusive brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our credit facilities covenants; customer acceptance of our branding strategy and our repositioning as a video commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; including without limitation, regulations of the Federal Communications Commission and Federal Trade Commission, and adverse outcomes from regulatory proceedings; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; disruptions in our distribution of our network broadcast to our customers; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customers viewing habits of television programming; and the risks identified under “Risk Factors” in our recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements whether as a result of new information, future events or otherwise.